Exhibit 99.1

Contacts:

Media	Investor Relations
Stacey Jones	Mark Macaluso
(980) 378-6258	(704) 627-6118
stacey.jones@honeywell.com	mark.macaluso@honeywell.com

HONEYWELL REPORTS FOURTH QUARTER 2025 RESULTS, WITH ADJUSTED SALES AND ADJUSTED EARNINGS ABOVE HIGH END OF GUIDANCE; ISSUES 2026 OUTLOOK
•Fourth Quarter Sales of $9.8 Billion, Up 6%, Adjusted Sales1 of $10.1 Billion, Up 10%, Up 11% Organic1
•Fourth Quarter GAAP Earnings Per Share (EPS) of $0.49 and Adjusted EPS1 of $2.59
•Fourth Quarter Orders Up 23% Organically, Driving Backlog to Over $37 Billion
•Expect 2026 Adjusted EPS2,3 of $10.35 - $10.65, Up 6% - 9%
•Honeywell Aerospace Spin-Off Now Expected in Third Quarter 2026; Leadership Team Announced

CHARLOTTE, N.C., January 29, 2026 -- Honeywell (NASDAQ: HON) today announced results for the fourth quarter and full year 2025 and issued its outlook for 2026. The company also provided an update on anticipated timing for the spin-off of Honeywell Aerospace into an independent publicly traded company, now expected to be completed in the third quarter of 2026, ahead of the company's prior expectations.
Fourth-quarter sales growth was driven primarily by strong demand in the Aerospace and Building Automation segments. Orders grew 23% organically, led by double-digit growth in Aerospace Technologies and Energy and Sustainability Solutions (ESS), which drove a 4% sequential increase in backlog to over $37 billion.
Operating income decreased 35% and operating margin contracted 640 basis points to 10.2% primarily due to a one-time impairment charge related to the classification of the Productivity Solutions and Services (PSS) and Warehouse and Workflow Solutions (WWS) businesses as assets held for sale, and a one-time charge within the Aerospace Technologies segment related to the previously disclosed Flexjet-related litigation matters in the fourth quarter of 2025. Excluding these charges and other items, adjusted segment profit1 increased 23%, or 2% excluding the impact of the Bombardier agreement ("BBD") signed in the fourth quarter of 20244, to $2.3 billion led by growth in Aerospace Technologies and Building Automation, driving adjusted segment margin1 expansion of 240 basis points (or margin contraction of 70 basis points ex. BBD4) to 22.8%.
EPS for the fourth quarter of $0.49 was down 72% primarily driven by the aforementioned one-time charges. Excluding these charges and other items, adjusted EPS1 of $2.59 was up 17%, or down 3% ex. BBD4, driven by higher adjusted segment profit and a lower share count, partially offset by a higher effective tax rate. Finally, operating cash flow was $1.2 billion, down 38%, and free cash flow1,5 was $2.5 billion, up 48%, or up 13% ex. BBD4.
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Honeywell Q4’25 Results - 2

For the full year, reported sales increased 8% and adjusted sales increased 9%, with organic sales1 up 7% (or 6% organically ex. BBD4), exceeding the high end of original full year guidance by 2 points. Operating income decreased 6% and operating margin contracted 250 basis points, while adjusted segment profit1 grew 11% (or 6% ex. BBD4) with adjusted segment margin1 expansion of 40 basis points (or contraction of 40 basis points ex. BBD4) to 22.5%. Full-year EPS was $7.57, flat year over year, and full-year adjusted EPS1 was $9.78, up 12% year over year (or 7% ex. BBD4). Operating cash flow was $6.1 billion, up 19%, and free cash flow1,5 was $5.1 billion, up 20% (or up 7% ex. BBD4).

Management Commentary
"We concluded 2025 with strong results that exceeded the high end of our guidance for adjusted sales and adjusted EPS. Orders grew 23% stemming from robust demand in the Aerospace Technologies and Energy and Sustainability Solutions segments, including from our LNG acquisition that closed last year. As a result, we exited 2025 with a record backlog of over $37 billion which positions us well for 2026," said Vimal Kapur, chairman and CEO of Honeywell.
Kapur added, "During the quarter, we also made considerable progress on our portfolio optimization, with the spin off of Solstice Advanced Materials complete. Building on this momentum, we now expect the separation of our automation and aerospace businesses to be completed in the third quarter of 2026. In preparation, this quarter we established our go-forward segment structure for Honeywell, built on complementary business models that will drive cross-portfolio synergies and accelerate profitable growth over the long term, and announced the leadership team for Honeywell Aerospace. These actions all marked critical steps in our simplification journey. With strong management teams and clear strategies in place for both automation and aerospace, we are confident in our ability to deliver on our 2026 commitments,” concluded Kapur.

Table 1: Summary of Honeywell Financial Results
(Dollars in millions, except per share amounts)

	4Q 2025	4Q 2024	Change
Sales	$9,758	$9,169	6%
Organic[1] Growth			11%
Adjusted Sales[1]	$10,070	$9,169	10%
Operating Income	$996	$1,521	(35)%
Operating Income Margin	10.2%	16.6%	-640 bps
Segment Profit[1]	$1,919	$1,867	3%
Segment Margin[1]	19.7%	20.4%	-70 bps
Adjusted Segment Profit[1]	$2,292	$1,867	23%
Adjusted Segment Margin[1]	22.8%	20.4%	240 bps
Earnings Per Share - Continuing Operations	$0.49	$1.74	(72)%
Adjusted Earnings Per Share[1]	$2.59	$2.22	17%
Cash Flow from Operations - Continuing Operations	$1,241	$1,998	(38)%
Free Cash Flow[1,5]	$2,512	$1,697	48%
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	FY 2025	FY 2024	Change
Sales	$37,442	$34,717	8%
Organic[1] Growth			7%
Adjusted Sales[1]	$37,754	$34,717	9%
Operating Income	$6,044	$6,449	(6)%
Operating Income Margin	16.1%	18.6%	-250 bps
Segment Profit[1]	$8,127	$7,667	6%
Segment Margin[1]	21.7%	22.1%	-40 bps
Adjusted Segment Profit[1]	$8,500	$7,667	11%
Adjusted Segment Margin[1]	22.5%	22.1%	40 bps
Earnings Per Share - Continuing Operations	$7.57	$7.58	—%
Adjusted Earnings Per Share[1]	$9.78	$8.73	12%
Cash Flow from Operations - Continuing Operations	$6,075	$5,112	19%
Free Cash Flow[1,5]	$5,102	$4,241	20%

Aerospace Technologies sales for the fourth quarter grew 21% organically1 year over year, or 11% excluding the impact of the prior year’s Bombardier agreement4, led by ongoing strength in commercial aftermarket and defense and space. Commercial aftermarket sales1 increased 13% organically with double-digit growth in both business jet and air transport end markets. Defense and space sales rose 10% driven by sustained elevated global demand. Commercial original equipment growth accelerated from the prior quarter, supported by higher output from an improving supply chain. Orders and backlog both increased at a strong double-digit rate compared to the previous year. Adjusted segment margin1 expanded 620 basis points to 26.5% as a result of the impact of the prior year’s Bombardier agreement4. Excluding this prior year impact, adjusted segment margin1 declined 60 basis points as commercial excellence and volume leverage were more than offset by cost inflation.
Industrial Automation sales for the fourth quarter grew 1% year over year on an organic basis1 and 4% sequentially. Growth was driven by WWS, up 5% on steady conversion of our robust pipeline, continued strength in sensing, up 3% on strong tailwinds in industrial and aerospace and defense end markets, and a return to growth of 1% in PSS, which also delivered double-digit orders growth. Process solutions sales were flat on an organic basis, as strength in aftermarket services was offset by declines in measurement and controls products. Segment margin contracted 120 basis points year over year to 18.4% driven by cost inflation, partially offset by commercial excellence and benefit from the personal protective equipment (PPE) sale. Beginning in 2026, the core Process Solutions business will be reported as part of Process Automation and Technology (PA&T).
Building Automation sales for the fourth quarter increased 8% organically1 year over year. Building solutions grew 9%, led by double-digit growth in services and building products grew 8%, highlighted by continued strength in North America and the Middle East. Orders increased both year over year and sequentially, driven by demand across both building solutions and building products. Segment margin expanded 20 basis points from the prior year to 27.0%, supported by commercial excellence and volume leverage partially offset by inflation.
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Energy and Sustainability Solutions sales for the fourth quarter decreased 7% organically1 year over year, driven by demand softness in petrochemical catalysts. Orders growth continued in UOP, led by strong demand in LNG and robust double-digit growth in refining and petrochemicals projects. Segment margin contracted 300 basis points to 23.7% driven by unfavorable mix from lower catalyst volumes and cost inflation. The advanced materials (AM) business is excluded from the ESS reportable business segment in the fourth quarter and full-year 2025 results following the spin-off of Solstice Advanced Materials and subsequent classification of AM as discontinued operations. Beginning in 2026, the businesses in ESS will be reported as part of Process Automation and Technology (PA&T).

Table 2: Summary of Segment Financial Results
(Dollars in millions)
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AEROSPACE TECHNOLOGIES	FY 2025	FY 2024	Change
Sales	17,510	15,458	13%
Organic[1] Growth			12%
Segment Profit	4,284	3,988	7%
Segment Margin	24.5%	25.8%	-130 bps
Adjusted Segment Profit[1]	4,657	3,988	17%
Adjusted Segment Margin[1]	26.1%	25.8%	30 bps
	4Q 2025	4Q 2024
Sales	4,520	3,986	13%
Organic[1] Growth			21%
Segment Profit	909	811	12%
Segment Margin	20.1%	20.3%	-20 bps
Adjusted Segment Profit[1]	1,282	811	58%
Adjusted Segment Margin[1]	26.5%	20.3%	620 bps
INDUSTRIAL AUTOMATION	FY 2025	FY 2024	Change
Sales	9,401	10,051	(6)%
Organic[1] Growth			—%
Segment Profit	1,743	1,962	(11)%
Segment Margin	18.5%	19.5%	-100 bps
	4Q 2025	4Q 2024
Sales	2,369	2,566	(8)%
Organic[1] Growth			1%
Segment Profit	435	503	(14)%
Segment Margin	18.4%	19.6%	-120 bps
BUILDING AUTOMATION	FY 2025	FY 2024	Change
Sales	7,367	6,540	13%
Organic[1] Growth			8%
Segment Profit	1,953	1,681	16%
Segment Margin	26.5%	25.7%	80 bps
	4Q 2025	4Q 2024
Sales	1,971	1,798	10%
Organic[1] Growth			8%
Segment Profit	532	482	10%
Segment Margin	27.0%	26.8%	20 bps
ENERGY AND SUSTAINABILITY SOLUTIONS	FY 2025	FY 2024	Change
Sales	3,134	2,644	19%
Organic[1] Growth			(1)%
Segment Profit	692	615	13%
Segment Margin	22.1%	23.3%	-120 bps
	4Q 2025	4Q 2024
Sales	892	814	10%
Organic[1] Growth			(7)%
Segment Profit	211	217	(3)%
Segment Margin	23.7%	26.7%	-300 bps
2026 Outlook
Honeywell also announced its outlook for 2026. The company expects sales of $38.8 billion to $39.8 billion with organic1 sales growth in the range of 3% to 6%. Segment margin2 is expected to be 22.7% to 23.1%, with segment margin2,6 expansion of 20 to 60 basis points. Adjusted earnings per share3 is expected to be $10.35 to
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$10.65, up 6% to 9%. The company expects operating cash flow of $4.7 billion to $5.0 billion. Free cash flow1,5 is expected to be $5.3 billion to $5.6 billion, representing growth of 4% to 10% for the full year. A summary of the company's 2026 guidance can be found below. The company's outlook includes full-year expected results for Aerospace, PSS, and WWS, and does not incorporate the pending acquisition of Johnson Matthey's Catalyst Technologies business.

Table 3: Full-Year 2026 Guidance2

Sales	$38.8B - $39.8B
Organic[1] Growth	3% - 6%
Segment Margin	22.7% - 23.1%
Expansion[6]	Up 20 - 60 bps
Adjusted Earnings Per Share[3]	$10.35 - $10.65
Adjusted Earnings Growth[3]	6% - 9%
Operating Cash Flow	$4.7B - $5.0B
Free Cash Flow[1,5]	$5.3B - $5.6B
Free Cash Flow[1,5] Growth	4% - 10%

1	See additional information at the end of this release regarding non-GAAP financial measures.
2
Segment margin and adjusted EPS are non-GAAP financial measures. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment margin or adjusted EPS. We therefore, do not present a guidance range, or a reconciliation to, the nearest GAAP financial measures of operating margin or EPS.

3
Adjusted EPS and adjusted EPS V% guidance excludes items identified in the non-GAAP reconciliation of adjusted EPS at the end of this release, and any potential future one-time items that we cannot reliably predict or estimate such as pension mark-to-market.

4	4Q24 financial results include impact of the BBD announced on December 2, 2024, resulting in a reduction to Sales of $0.4B, Net Income of $0.3B, and Cash Flow of $0.5B.
5
With respect to historical periods, free cash flow adjusts for capital expenditures, spin-off and separation-related cost payments, Resideo indemnification and reimbursement agreement termination payment, cash payment for settlement of the divestiture of asbestos liabilities, and cash payment for settlement of Flexjet-related litigation matters. With respect to the company’s outlook for 2026, free cash flow adjusts for capital expenditures, spin-off and separation-related cost payments, and cash payment for settlement of Flexjet-related litigation matters.

6	Segment margin expansion as compared to Adjusted segment margin in 2025.

Portfolio Transformation
In the fourth quarter, Honeywell took steps to further optimize its portfolio and operations ahead of the planned separation of its automation and aerospace businesses now expected in the third quarter of 2026. On October 30, 2025, the company completed the spin-off of Solstice Advanced Materials, now trading on the Nasdaq Stock Market under the ticker ‘SOLS’ and, as a result, began reporting its AM business unit as discontinued operations. In November, the company announced the appointment of Jim Currier as President and CEO of Honeywell Aerospace and Craig Arnold as Chairman of the Honeywell Aerospace Board of Directors upon separation. In January 2026, the company announced Josh Jepsen as CFO of Honeywell Aerospace and made numerous other leadership appointments. In addition, following the strategic alternatives review completed in the fourth quarter, PSS and WWS businesses have been classified as held for sale. The intended sale allows Honeywell to focus on its core areas of automation expertise which are exposed to long-term secular growth drivers that further position the company as a global automation leader.

Settlement of Flexjet-Related Litigation Matters
On January 21, 2026, Honeywell and Flexjet announced that they have reached a comprehensive agreement to resolve their pending litigation and look forward to rebuilding the parties' commercial partnership. The agreement will resolve in full all pending claims among and between the parties, as well as related litigation involving StandardAero and Duncan Aviation. Simultaneously, and as a partial consideration for the resolution of the
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litigation, Honeywell and Flexjet have agreed to extend their aircraft engine maintenance through 2035. Honeywell and Flexjet look forward to working collaboratively going forward.

Conference Call Details
Honeywell will discuss its fourth-quarter results and full-year 2026 guidance during an investor conference call starting at 8:30 a.m. Eastern Standard Time today. A live webcast of the investor call as well as related presentation materials will be available through the Investor Relations section of the company’s website (www.honeywell.com/investor). A replay of the webcast will be available for 30 days following the presentation.

About Honeywell
Honeywell is an integrated operating company serving a broad range of industries and geographies around the world, with a portfolio that is underpinned by our Honeywell Accelerator operating system and Honeywell Forge platform. As a trusted partner, we help organizations solve the world's toughest, most complex challenges, providing actionable solutions and innovations for aerospace, building automation, industrial automation, process automation, and process technology that help make the world smarter and safer as well as more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

Honeywell uses our Investor Relations website, www.honeywell.com/investor, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media.

We describe many of the trends and other factors that drive our business and future results in this release. Such discussions contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including statements related to the proposed separation of Automation and Aerospace Technologies and the planned sale of the Productivity Solutions and Services and Warehouse and Workflow Solutions businesses. Forward-looking statements are those that address activities, events, or developments that we or our management intend, expect, project, believe, or anticipate will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments, and other relevant factors, many of which are difficult to predict and outside of our control, including Honeywell's current expectations, estimates, and projections regarding the proposed separation of Automation and Aerospace Technologies and the planned sale of the Productivity Solutions and Services and Warehouse and Workflow Solutions businesses. They are not guarantees of future performance, and actual results, developments, and business decisions may differ significantly from those envisaged by our forward-looking statements, including the proposed separation of Automation and Aerospace Technologies and the planned sale of the Productivity Solutions and Services and Warehouse and Workflow Solutions businesses, and the anticipated benefits of each. We do not undertake to update or revise any of our forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to material risks and uncertainties, including ongoing macroeconomic and geopolitical risks, such as changes in or application of trade and tax laws and policies, including the impacts of tariffs and other trade barriers and restrictions, lower GDP growth or recession in the U.S. or globally, supply chain disruptions, capital markets volatility, inflation, and certain regional conflicts, that can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. These forward-looking statements should be considered in light of the information included in this release, our Form 10-K, and our other filings with the Securities and Exchange Commission. Any forward-looking plans described herein are not final and may be modified or abandoned at any time.

This release contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this release are as follows:
•Segment profit, on an overall Honeywell basis;
•Segment profit margin, on an overall Honeywell basis;
•Adjusted segment profit, on an overall Honeywell basis;
•Adjusted segment profit margin, on an overall Honeywell basis;
•Aerospace Technologies adjusted segment profit;
•Aerospace Technologies adjusted segment profit margin;
•Organic sales growth;
•Adjusted net sales;
•Free cash flow; and
•Adjusted earnings per share.

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on
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Honeywell Q4’25 Results - 8

a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Refer to the Appendix attached to this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures. As indicated herein, certain forward-looking non-GAAP financial measures are not reconciled because management cannot reliably predict or estimate certain items for the reasons specified herein with respect to each non-GAAP financial measure.

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Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Product sales	$6,351	$6,138	$24,515	$22,841
Service sales	3,407	3,031	12,927	11,876
Net sales	9,758	9,169	37,442	34,717
Costs, expenses and other
Cost of products sold[1]	4,360	4,252	16,153	15,017
Cost of services sold[1]	1,928	1,552	7,460	6,343
Total Cost of products and services sold	6,288	5,804	23,613	21,360
Research and development expenses	465	405	1,812	1,454
Selling, general and administrative expenses[1]	1,501	1,345	5,450	5,235
Impairment of goodwill	288	—	288	—
Impairment of assets held for sale	220	94	235	219
Other (income) expense	—	(104)	(1,247)	(843)
Interest and other financial charges	376	289	1,344	1,048
Total costs, expenses and other	9,138	7,833	31,495	28,473
Income from continuing operations before taxes	620	1,336	5,947	6,244
Tax expense	316	193	1,069	1,249
Net income from continuing operations	304	1,143	4,878	4,995
Net (loss) income from discontinued operations	(17)	147	304	745
Net Income	287	1,290	5,182	5,740
Less: Net (loss) income attributable to the noncontrolling interest	(8)	5	43	35
Net income attributable to Honeywell	$295	$1,285	$5,139	$5,705
Earnings per share of common stock from continuing operations - basic	$0.49	$1.76	$7.62	$7.63
(Loss) earnings per share of common stock from discontinued operations - basic	$(0.03)	$0.22	$0.42	$1.13
Earnings per share of common stock - basic	$0.46	$1.98	$8.04	$8.76
Earnings per share of common stock from continuing operations - assuming dilution	$0.49	$1.74	$7.57	$7.58
(Loss) earnings per share of common stock from discontinued operations - assuming dilution	$(0.03)	$0.22	$0.42	$1.13
Earnings per share of common stock - assuming dilution	$0.46	$1.96	$7.99	$8.71
Weighted average number of shares outstanding - basic	635.2	650.6	639.0	650.9
Weighted average number of shares outstanding - assuming dilution	638.6	654.8	642.8	655.3

1
Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, the service cost component of pension and other postretirement (income) expense, and stock compensation expense.

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Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales	2025	2024	2025	2024
Aerospace Technologies	$4,520	$3,986	$17,510	$15,458
Industrial Automation	2,369	2,566	9,401	10,051
Building Automation	1,971	1,798	7,367	6,540
Energy and Sustainability Solutions	892	814	3,134	2,644
Corporate and all other	6	5	30	24
Total Net sales	$9,758	$9,169	$37,422	$34,717

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended December 31,		Twelve Months Ended December 31,
Segment Profit	2025	2024	2025	2024
Aerospace Technologies	$909	$811	$4,284	$3,988
Industrial Automation	435	503	1,743	1,962
Building Automation	532	482	1,953	1,681
Energy and Sustainability Solutions	211	217	692	615
Corporate and All Other	(168)	(146)	(545)	(579)
Total Segment profit	1,919	1,867	8,127	7,667
Interest and other financial charges	(376)	(289)	(1,344)	(1,048)
Interest income[1]	111	102	369	430
Amortization of acquisition-related intangibles[2]	(163)	(139)	(570)	(411)
Impairment of goodwill	(288)	—	(288)	—
Impairment of assets held for sale	(220)	(94)	(235)	(219)
Stock compensation expense[3]	(50)	(39)	(196)	(189)
Pension ongoing income[4]	156	163	544	591
Pension mark-to-market expense[4]	(149)	(126)	(163)	(126)
Other postretirement income[4]	4	(2)	15	11
Repositioning and other charges[5,6]	(119)	(53)	167	(239)
Other income (expense)[7]	(205)	(54)	(479)	(223)
Income before taxes	$620	$1,336	$5,947	$6,244

1	Amounts included in Other (income) expense.
2	Amounts included in Cost of products and services sold.
3	Amounts included in Selling, general and administrative expenses.
4
Amounts included in Cost of products and services sold (service cost component), Selling, general and administrative expenses (service cost component), Research and development expenses (service cost component) and Other (income) expense (non-service cost component).

5	Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other income (expense).
6	Includes repositioning, asbestos, and environmental expenses.
7	Amounts include the other components of Other income/expense not included within other categories in this reconciliation. Equity income (loss) of affiliated companies is included in segment profit.
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Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$12,487	$9,906
Short-term investments	443	386
Accounts receivable—net	7,621	7,247
Inventories	6,162	5,884
Assets held for sale	2,932	1,365
Other current assets	1,182	1,259
Current assets of discontinued operations	—	1,861
Total current assets	30,827	27,908
Investments and long-term receivables	1,404	1,230
Property, plant and equipment—net	4,629	4,457
Goodwill	21,079	21,019
Other intangible assets—net	6,736	6,621
Deferred income taxes	193	235
Other assets	9,247	10,556
Assets of discontinued operations	—	3,170
Total assets	74,115	75,196
LIABILITIES
Current liabilities:
Accounts payable	$6,315	$6,109
Commercial paper and other short-term borrowings	5,893	4,273
Current maturities of long-term debt	1,546	1,325
Accrued liabilities	8,462	8,055
Current liabilities of discontinued operations	—	1,086
Liabilities held for sale	1,200	408
Total current liabilities	23,416	21,256
Long-term debt	27,141	25,440
Deferred income taxes	1,599	1,581
Postretirement benefit obligations other than pensions	111	112
Asbestos related liabilities	—	1,325
Other liabilities	6,408	5,581
Liabilities of discontinued operations	—	740
Redeemable noncontrolling interest	—	7
Shareowners’ equity	15,440	19,154
Total liabilities, redeemable noncontrolling interest and shareowners’ equity	$74,115	$75,196

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Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Cash flows from operating activities
Net income	$287	$1,290	$5,182	$5,740
Less: Net (loss) income from discontinued operations	(17)	147	304	745
Net income from continuing operations	304	1,143	4,878	4,995
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities
Depreciation	134	126	546	493
Amortization	233	205	842	659
Loss (gain) on sale of non-strategic businesses and assets	(11)	1	18	1
Impairment of goodwill	288	—	288	—
Impairment of assets held for sale	220	94	235	219
Repositioning and other (gains) charges	116	50	(167)	239
Net payments for repositioning and other charges	(99)	(141)	(378)	(470)
Resideo indemnification and reimbursement agreement termination payment	—	—	1,590	—
Asbestos liabilities divestiture payment	(1,428)	—	(1,428)	—
Pension and other postretirement income	(7)	(34)	(396)	(477)
Pension and other postretirement benefit payments	(7)	(7)	(20)	(32)
Stock compensation expense	50	40	196	189
Deferred income taxes	25	(183)	79	(229)
Other	565	30	144	(191)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures
Accounts receivable	167	78	(825)	(129)
Inventories	(182)	(52)	(636)	(286)
Other current assets	(116)	29	(233)	(111)
Accounts payable	402	192	724	78
Accrued liabilities	775	208	1,325	233
Income Taxes	(188)	219	(707)	(69)
Net cash provided by operating activities - continuing operations	1,241	1,998	6,075	5,112
Net cash (used for) provided by operating activities - discontinued operations	(37)	283	333	985
Net cash provided by (used for) operating activities	1,204	2,281	6,408	6,097
Cash flows from investing activities
Capital expenditures	(306)	(301)	(986)	(871)
Proceeds from disposals of property, plant and equipment	31	—	31	—
Increase in investments	(438)	(379)	(1,503)	(1,077)
Decrease in investments	421	306	1,469	870
(Payments) receipts from settlements of derivative contracts	4	344	(399)	94
Cash paid for acquisitions, net of cash acquired	(11)	(1,833)	(2,211)	(8,880)
Proceeds from sales of businesses, net of fees paid	—	—	1,157	—
Net cash used for investing activities - continuing operations	(299)	(1,863)	(2,442)	(9,864)
Net cash used for investing activities - discontinued operations	(44)	(92)	(269)	(293)
Net cash used for investing activities	(343)	(1,955)	(2,711)	(10,157)
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Honeywell Q4’25 Results - 13

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Cash flows from financing activities
Proceeds from issuance of commercial paper and other short-term borrowings	5,126	4,322	24,297	13,838
Payments of commercial paper and other short-term borrowings	(6,104)	(3,101)	(22,815)	(11,578)
Proceeds from issuance of common stock	97	188	237	537
Proceeds from issuance of long-term debt	—	1	4,035	10,408
Payments of long-term debt	(1,354)	(431)	(2,909)	(1,812)
Repurchases of common stock	(100)	(455)	(3,804)	(1,655)
Cash dividends paid	(762)	(741)	(2,976)	(2,902)
Pre-separation funding	1,962	—	1,962	—
Spin-off cash	(449)	—	(449)	—
Other	271	(2)	469	3
Net cash (used for) provided by financing activities	(1,313)	(219)	(1,953)	6,839
Effect of foreign exchange rate changes on cash and cash equivalents	9	(184)	176	(137)
Net (decrease) increase in cash and cash equivalents	(443)	(77)	1,920	2,642
Cash and cash equivalents at beginning of period	12,930	10,644	10,567	7,925
Cash and cash equivalents at end of period	$12,487	$10,567	$12,487	$10,567

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Honeywell Q4’25 Results - 14

Appendix

Non-GAAP Financial Measures

The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.

As indicated herein, certain forward-looking non-GAAP financial measures are not reconciled because management cannot reliably predict or estimate certain items for the reasons specified herein with respect to each non-GAAP financial measure.
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Honeywell Q4’25 Results - 15

Honeywell International Inc.
Reconciliation of Organic Sales Percent Change
(Unaudited)

	Three Months Ended December 31, 2025	Twelve Months Ended December 31, 2025
Honeywell
Reported sales percent change	6%	8%
Less: Impact of divestitures to the prior period	(3)%	(2)%
Reported sales percent change, adjusted for impact of divestitures	9%	10%
Less: Foreign currency translation	1%	—%
Less: Acquisitions	1%	4%
Less: Other[1]	(4)%	(1)%
Organic sales percent change	11%	7%

Aerospace Technologies
Reported sales percent change	13%	13%
Less: Impact of divestitures to the prior period	—%	—%
Reported sales percent change, adjusted for impact of divestitures	13%	13%
Less: Foreign currency translation	—%	—%
Less: Acquisitions	—%	3%
Less: Other[1]	(8)%	(2)%
Organic sales percent change	21%	12%

Industrial Automation
Reported sales percent change	(8)%	(6)%
Less: Impact of divestitures to the prior period	(11)%	(6)%
Reported sales percent change, adjusted for impact of divestitures	3%	—%
Less: Foreign currency translation	2%	—%
Less: Acquisitions	—%	—%
Less: Other	—%	—%
Organic sales percent change	1%	—%

Building Automation
Reported sales percent change	10%	13%
Less: Impact of divestitures to the prior period	—%	—%
Reported sales percent change, adjusted for impact of divestitures	10%	13%
Less: Foreign currency translation	2%	—%
Less: Acquisitions	—%	5%
Less: Other	—%	—%
Organic sales percent change	8%	8%

Energy and Sustainability Solutions
Reported sales percent change	10%	19%
Less: Impact of divestitures to the prior period	—%	—%
Reported sales percent change, adjusted for impact of divestitures	10%	19%
Less: Foreign currency translation	—%	—%
Less: Acquisitions	17%	20%
Less: Other	—%	—%
Organic sales percent change	(7)%	(1)%

1	Includes Flexjet-related litigation matters of $312 million, which are considered to be unusual and not indicative of the Company's ongoing performance.
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Honeywell Q4’25 Results - 16

We define organic sales percentage as the year-over-year change in reported sales relative to the comparable period, adjusted for the impact of divestitures to the prior period, and excluding the impact on sales from foreign currency translation, acquisitions for the first 12 months following the transaction date, and certain other items that are unusual or non-recurring in nature. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of reported sales percent change to organic sales percent change has not been provided for forward-looking measures of organic sales percent change because management cannot reliably predict or estimate, without unreasonable effort, the fluctuations in global currency markets that impact foreign currency translation, nor is it reasonable for management to predict the timing, occurrence and impact of acquisition and divestiture transactions, all of which could significantly impact our reported sales percent change.
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Honeywell Q4’25 Results - 17

Honeywell International Inc.
Reconciliation of Net Sales to Adjusted Net Sales
(Unaudited)
(Dollars in millions)

	Three Months Ended December 31, 2025	Twelve Months Ended December 31, 2025
Honeywell
Net sales	$9,758	$37,442
Flexjet-related litigation matters[1]	312	312
Adjusted net sales	$10,070	$37,754

Aerospace Technologies
Net sales	$4,520	$17,510
Flexjet-related litigation matters[1]	312	312
Adjusted net sales	$4,832	$17,822

Commercial Aviation Aftermarket
Net sales	$1,877	$7,777
Flexjet-related litigation matters[1]	312	312
Adjusted net sales	$2,189	$8,089

1
For the three and twelve months ended December 31, 2025, reflects a $312 million impact to sales due to contra revenue accounting as a result of the settlement of the Flexjet-related litigation matters.

We define adjusted net sales as net sales less the sales impact of the Flexjet-related litigation matters. Management considers the nature and significance of these litigation matters to be unusual and not indicative of the Company's ongoing performance. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
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Honeywell Q4’25 Results - 18

Honeywell International Inc.
Reconciliation of Operating Income to Segment Profit and Adjusted Segment Profit, Calculation of Operating Income, Segment Profit, and Adjusted Segment Profit Margins
(Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Operating income	$996	$1,521	$6,044	$6,449
Stock compensation expense[1]	50	39	196	189
Repositioning, Other[2,3]	133	58	675	265
Pension and other postretirement service costs[3]	25	16	73	61
Amortization of acquisition-related intangibles[4]	163	139	570	411
Acquisition-related costs[5]	—	—	2	25
Indefinite-lived intangible asset impairment[1]	44	—	44	48
Impairment of goodwill	288	—	288	—
Impairment of assets held for sale	220	94	235	219
Segment profit	$1,919	$1,867	$8,127	$7,667
Flexjet-related litigation matters[6]	373	—	373	—
Adjusted segment profit	$2,292	$1,867	$8,500	$7,667

Operating income	$996	$1,521	$6,044	$6,449
÷ Net sales	$9,758	$9,169	$37,442	$34,717
Operating income margin %	10.2%	16.6%	16.1%	18.6%
Segment profit	$1,919	$1,867	$8,127	$7,667
÷ Net sales	$9,758	$9,169	$37,442	$34,717
Segment profit margin %	19.7%	20.4%	21.7%	22.1%
Adjusted segment profit	$2,292	$1,867	$8,500	$7,667
÷ Adjusted net sales	10,070	9,169	37,754	34,717
Adjusted segment profit margin %	22.8%	20.4%	22.5%	22.1%

1	Included in Selling, general and administrative expenses.
2	Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges.
3	Included in Cost of products and services sold and Selling, general and administrative expenses.
4	Included in Cost of products and services sold.
5	Included in Other (income) expense. Includes acquisition-related fair value adjustments to inventory and third-party transaction and integration costs.
6	For the three and twelve months ended December 31, 2025, reflects a $373 million impact to segment profit as a result of the settlement of the Flexjet-related litigation matters.
We define operating income as net sales less total cost of products and services sold, research and development expenses, selling, general and administrative expenses, impairment of goodwill, and impairment of assets held for sale. We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, amortization of acquisition-related intangibles, certain acquisition- and divestiture-related costs and impairments, and repositioning and other charges. We define adjusted segment profit, on an overall Honeywell basis, as segment profit excluding the segment profit impact of the Flexjet-related litigation matters. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We define adjusted segment profit margin, on an overall Honeywell basis, as adjusted segment profit divided by adjusted net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of operating income to segment profit, on an overall Honeywell basis, has not been provided for all forward-looking measures of segment profit and segment profit margin included herein. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment profit, particularly pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. The information that is unavailable to provide a quantitative reconciliation could have a significant impact on our reported financial results. To the extent quantitative information becomes available without unreasonable effort in the future, and closer to the period to which the forward-looking measures pertain, a reconciliation of operating income to segment profit will be included within future filings.
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Honeywell Q4’25 Results - 19

Acquisition amortization and acquisition- and divestiture-related costs are significantly impacted by the timing, size, and number of acquisitions or divestitures we complete and are not on a predictable cycle and we make no comment as to when or whether any future acquisitions or divestitures may occur. We believe excluding these costs provides investors with a more meaningful comparison of operating performance over time and with both acquisitive and other peer companies.
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Honeywell Q4’25 Results - 20

Honeywell International Inc.
Calculations of Aerospace Technologies Adjusted Segment Profit and Adjusted Segment Profit Margin
(Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Aerospace Technologies	2025	2024	2025	2024
Segment profit	$909	$811	$4,284	$3,988
÷ Net sales	$4,520	$3,986	$17,510	$15,458
Segment profit margin %	20.1%	20.3%	24.5%	25.8%

Segment profit	$909	$811	$4,284	$3,988
Add: Flexjet-related litigation matters[1]	373	—	373	—
Adjusted segment profit	$1,282	$811	$4,657	$3,988

Net sales	$4,520	$3,986	$17,510	$15,458
Add: Flexjet-related litigation matters[1]	312	—	312	—
Adjusted net sales	$4,832	$3,986	$17,822	$15,458

Adjusted segment profit margin %	26.5%	20.3%	26.1%	25.8%

1
For the three and twelve months ended December 31, 2025, reflects a $312 million impact to sales due to contra revenue accounting and a $373 million impact to segment profit as a result of the settlement of the Flexjet-related litigation matters.

We define adjusted segment profit as segment profit excluding the segment profit impact associated with the Flexjet-related litigation matters. We define adjusted net sales as sales from continuing operations less the sales impact of the Flexjet-related litigation matters. We define adjusted segment profit margin as adjusted segment profit divided by adjusted net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
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Honeywell Q4’25 Results - 21

Honeywell International Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024	2026E
Earnings per share of common stock from continuing operations- diluted[1]	$0.49	$1.74	$7.57	$7.58	$9.59 - $9.89
Pension mark-to-market expense[2]	0.18	0.15	0.19	0.14	No Forecast
Amortization of acquisition-related intangibles[3]	0.19	0.16	0.67	0.49	0.74
Acquisition-related costs[4]	0.02	0.03	0.05	0.10	0.02
Divestiture-related costs[5]	0.37	—	0.72	—	No Forecast
Russian-related charges[6]	—	—	—	0.03	—
Indefinite-lived intangible asset impairment[7]	0.07	—	0.07	0.06	—
Impairment of goodwill[8]	0.45	—	0.45	—	—
Impairment of assets held for sale[9]	0.35	0.14	0.37	0.33	—
Loss on sale of business[10]	—	—	0.04	—	—
Gain related to Resideo indemnification and reimbursement agreement termination[11]	—	—	(1.25)	—	—
Adjustment to estimated future environmental liabilities[12]	—	—	0.25	—	—
Loss on settlement of divestiture of asbestos liabilities[13]	—	—	0.17	—	—
Flexjet-related litigation matters[14]	0.47	—	0.48	—	—
Adjusted earnings per share of common stock from continuing operations - diluted	$2.59	$2.22	$9.78	$8.73	$10.35 - 10.65

1
For the three months ended December 31, 2025, and 2024, adjusted earnings per share utilizes weighted average shares of approximately 638.6 million and 654.8 million, respectively. For the twelve months ended December 31, 2025, and 2024, adjusted earnings per share utilizes weighted average shares of approximately 642.8 million and 655.3 million, respectively. For the twelve months ended December 31, 2026, expected earnings per share utilizes weighted average shares of approximately 638 million.

2	For the three months ended December 31, 2025 and 2024, pension mark-to-market expense was $113 million and $95 million, net of tax benefit of $36 million and $31 million, respectively. .For the twelve months ended December 31, 2025 and 2024, pension mark-to-market expense was $123 million and $95 million, net of tax benefit of $40 million and $31 million, respectively.
3	For the three months ended December 31, 2025, and 2024, acquisition-related intangibles amortization includes $124 million and $107 million, net of tax benefit of $39 million and $32 million, respectively. For the twelve months ended December 31, 2025, and 2024, acquisition-related intangibles amortization includes $432 million and $321 million, net of tax benefit of $138 million and $90 million, respectively. For the twelve months ended December 31, 2026, expected acquisition-related intangibles amortization includes approximately $470 million, net of tax benefit of approximately $110 million.
4	For the three months ended December 31, 2025, and 2024, the adjustment for acquisition-related costs, which is principally comprised of third-party transaction and integration costs, is $13 million and $21 million, net of tax benefit of $4 million and $5 million, respectively. For the twelve months ended December 31, 2025, and 2024, the adjustment for acquisition-related costs, which is principally comprised of third-party transaction and integration costs and acquisition-related fair value adjustments to inventory, is $35 million and $66 million, net of tax benefit of $10 million and $17 million, respectively. For the twelve months ended December 31, 2026, the expected adjustment for acquisition-related costs, which is principally comprised of third-party transaction and integration costs, is approximately $10 million, net of tax benefit of approximately $5 million.
5	For the three and twelve months ended December 31, 2025, the adjustment for divestiture-related costs, which is principally comprised of third-party transaction costs, is $237 million and $460 million, net of tax benefit of approximately $11 million and $61 million, respectively.
6
For the twelve months ended December 31, 2024, the adjustment is a $17 million expense, without tax benefit, due to the settlement of a contractual dispute with a Russian entity associated with the Company’s suspension and wind down activities in Russia.

7	For the three and twelve months ended December 31, 2025, the impairment charge of indefinite-lived intangible assets associated with the Industrial Automation reportable segment was $44 million, without tax benefit. For the twelve months ended December 31, 2024, the impairment charge of indefinite-lived intangible assets associated with the personal protective equipment business was $37 million, net of tax benefit of $11 million.
8	For the three and twelve months ended December 31, 2025, the impairment charge of goodwill associated with the Industrial Automation reportable segment was $288 million, without tax benefit.
9	For the three months ended December 31, 2025 and 2024, the impairment charge of assets held for sale was $220 million and $94 million, respectively, without tax benefit. For the twelve months ended December 31, 2025 and 2024, the impairment charge of assets held for sale was $235 million and $219 million, respectively, without tax benefit.
10	For the twelve months ended December 31, 2025, the loss on sale of the personal protective equipment business is $28 million, net of tax benefit of $2 million.
11	For the twelve months ended December 31, 2025, the adjustment for the gain related to the Resideo indemnification and reimbursement agreement termination was $802 million, without tax expense.
12
In the twelve months ended December 31, 2025, the Company enhanced its process for estimating environmental liabilities at sites undergoing active remediation, which led to earlier recognition of the estimated probable liabilities and an increase to estimated environmental liabilities. For the twelve months ended December 31, 2025, the adjustment to increase environmental liabilities was $161 million, net of tax benefit of $50 million.

13	For the twelve months ended December 31, 2025, the adjustment for loss on settlement of divestiture of asbestos liabilities was $112 million, net of tax benefit of $36 million.
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Honeywell Q4’25 Results - 22

14	For the three and twelve months ended December 31, 2025, the adjustment for the Flexjet-related litigation matters was $302 million, net of tax benefit of $71 million. Management considers the nature and significance of these litigation matters to be unusual and not indicative of the Company's ongoing performance.
Note: Amounts may not foot due to rounding

We define adjusted earnings per share as diluted earnings per share from continuing operations adjusted to exclude various charges as listed above. We believe adjusted earnings per share is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. For forward-looking information, management cannot reliably predict or estimate, without unreasonable effort, the pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. The divestiture-related costs are subject to detailed development and execution of separation restructuring plans for the announced separation of Automation and Aerospace Technologies. We therefore do not include an estimate for the pension mark-to-market expense. Based on economic and industry conditions, future developments, and other relevant factors, these assumptions are subject to change.

Acquisition amortization and acquisition- and divestiture-related costs are significantly impacted by the timing, size, and number of acquisitions or divestitures we complete and are not on a predictable cycle and we make no comment as to when or whether any future acquisitions or divestitures may occur. We believe excluding these costs provides investors with a more meaningful comparison of operating performance over time and with both acquisitive and other peer companies.
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Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Cash provided by operating activities from continuing operations	$1,241	$1,998	$6,075	$5,112
Capital expenditures	(306)	(301)	(986)	(871)
Spin-off and separation-related cost payments	90	—	116	—
Resideo indemnification and reimbursement agreement termination payment	—	—	(1,590)	—
Settlement of divestiture of asbestos liabilities	1,428	—	1,428	—
Settlement of Flexjet-related litigation matters	59	—	59	—
Free cash flow	$2,512	$1,697	$5,102	$4,241

We define free cash flow as cash provided by operating activities from continuing operations less cash for capital expenditures and excluding spin-off and separation-related cost payments, the Resideo indemnification and reimbursement agreement termination payment, cash payment for settlement of divestiture of asbestos liabilities, and the cash payment for settlement of Flexjet-related litigation matters.

We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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Honeywell International Inc.
Reconciliation of Expected Cash Provided by Operating Activities to Expected Free Cash Flow
(Unaudited)

Twelve Months Ended December 31, 2026(E) ($B)
Cash provided by operating activities	~$4.7 - $5.0
Capital expenditures	~(1.3)
Spin-off and separation-related cost payments	~1.5
Settlement of Flexjet-related litigation matters	~0.4
Free cash flow	~$5.3 - $5.6
We define free cash flow as cash provided by operating activities from continuing operations less cash for capital expenditures and excluding spin-off and separation-related cost payments, the Resideo indemnification and reimbursement agreement termination payment, the cash payment for settlement of divestiture of asbestos liabilities, and the cash payment for settlement of Flexjet-related litigation matters.

We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.